                                                                 Exhibit (a)(9)




This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated May 4, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Snap-on Pace company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                      OF

                           HEIN-WERNER CORPORATION

                                      AT

                             $12.60 NET PER SHARE

                                      BY

                             SNAP-ON PACE COMPANY

                    AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                             SNAP-ON INCORPORATED


     Snap-on Pace Company, a Wisconsin corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Snap-on Incorporated, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), including the associated common share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Hein-Werner Corporation, a Wisconsin corporation (the "Company"), at a price of $12.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 4, 1998 (the "Offer to Purchase), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  [ THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, JUNE 1, 1998, UNLESS THE OFFER IS EXTENDED. ]

     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least 66 2/3% of all outstanding Shares on a fully-diluted basis and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other terms and conditions.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 27, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, following the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger) and each outstanding Share (other than Shares held by Parent, the Purchaser, the Company or any wholly-owned subsidiary thereof, and other than Shares held by shareholders who perfect dissenters' rights under Wisconsin law) will be converted into the right to receive $12.60 in cash, without interest thereon, or any higher price paid in the Offer (the "Offer Price"). The Company has amended the Rights Agreement, dated as of May 9, 1989, between the Company and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent, to make the Rights Agreement inapplicable to the Offer, the Merger and the Stock Option Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Firstar Trust Company (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, July 2, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the forms and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right to extend the period of time during which the Offer is open under certain circumstances by giving oral or written notice of such extension to the Depositary.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has supplied to the Purchaser the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be paid by Parent or the Purchaser to brokers, dealers, or other persons other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                   The Information Agent for the Offer is:

                              MORROW & CO., INC.

                               909 Third Avenue
                                  20th Floor
                           New York, New York 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                    Banks and Brokerage Firms Please Call:
                                (800) 662-5200




May 4, 1998